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                                                                    EXHIBIT 10.1

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                                CREDIT AGREEMENT


                                   DATED AS OF

                                DECEMBER 21, 2000

                                  BY AND AMONG


                         PETROQUEST ENERGY ONE, L.L.C.,
                      A LOUISIANA LIMITED LIABILITY COMPANY

                            PETROQUEST ENERGY, INC.,
                             A LOUISIANA CORPORATION


                            PETROQUEST ENERGY, INC.,
                             A DELAWARE CORPORATION

                                       AND

                             HIBERNIA NATIONAL BANK


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                                CREDIT AGREEMENT



         THIS CREDIT AGREEMENT (the "Agreement") dated as of December 21, 2000, by and among PETROQUEST ENERGY ONE, L.L.C., a Louisiana limited liability company ("PEO"), PETROQUEST ENERGY, INC., a Louisiana corporation ( "PE-LA."; PE-LA. and PEO are herein collectively called the "Borrower"), PETROQUEST ENERGY, INC., a Delaware corporation (the "Guarantor") and HIBERNIA NATIONAL BANK, a national banking association (the "Bank").

                                    RECITALS:

         1. PE-LA. is a wholly owned subsidiary of the Guarantor, and PE-LA. is the sole member of PEO.

         2. The Borrower has applied to the Bank for a revolving line of credit in the maximum aggregate principal amount of $50,000,000.00. Proceeds from the said line of credit, if extended, will be used in part by the Borrower to refinance the Borrower's existing indebtedness to Compass Bank, an Alabama state chartered banking institution ("Compass"). In addition, a portion of the proceeds will be used by PEO to acquire certain oil, gas, and mineral interests from Mobil Oil Exploration & Producing Southeast, Inc. The remaining proceeds will be used by Borrower to finance working capital requirements, for direct investments in their oil and gas operations, and general corporate purposes.

         3. The indebtedness of the Borrower to Compass arises under that certain Credit Agreement dated September 24, 1998, by and among Borrower, Guarantor, and Compass, as amended by First Amendment to Amended and Restated Credit Agreement dated April 14, 1999, and as amended by Second Amendment to Amended and Restated Credit Agreement dated as of June 30, 1999 (as so amended, the "Compass Loan Agreement").

         4. The indebtedness of the Borrower to Compass arising under the Compass Loan Agreement and the collateral therefor will be assigned or has been assigned to Bank concurrently with the execution of this Agreement.

         5. The Bank, subject to the terms and conditions of this Agreement, has agreed to extend the revolving line of credit to the Borrower.

         NOW, THEREFORE, in consideration of the mutual covenants hereunder set forth, the Borrower, the Guarantor, and the Bank do hereby amend and restate the Compass Loan Agreement, and covenant, agree, and obligate themselves as follows:

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                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1. DEFINED TERMS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "AGREEMENT" shall mean this Credit Agreement, as the same may from time to time be amended, modified, supplemented, or restated and in effect.

         "ADVANCE OR ADVANCES" shall mean a Loan or Loans hereunder.

         "BANK" shall mean Hibernia National Bank, a national banking association.

         "BASE RATE" shall mean the base rate of interest established from time to time by The Wall Street Journal, as the "prime" lending rate on corporate loans posted by at least seventy-five percent (75%) of the nation's thirty (30) largest banks, and which is not necessarily the lowest rate charged by the Bank, such rate to be adjusted automatically on and as of the effective date of any change in such Base Rate.

         "BASE RATE INTEREST PERIOD" shall mean, with respect to any Base Rate Loan, the period ending on the last day of each month, provided, however, that (i) if any Base Rate Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) if any Base Rate Interest Period would otherwise end after the Facility A Termination Date or the Facility B Termination Date, as the case may be, such Interest Period shall end on the applicable Termination Date.

         "BASE RATE LOANS" shall mean any Loan during any period which bears interest based upon the Base Rate.

         "BORROWER" shall mean individually, interchangeably, and collectively, PetroQuest Energy, Inc., a Louisiana corporation, and PetroQuest Energy One, L.L.C., a Louisiana limited liability company, together with their successors and assigns.

         "BORROWING BASE AMOUNT" shall mean at any time the valuation of the Borrower's Mortgaged Properties, projected oil and gas prices, and any other factors deemed relevant by the Bank in its sole discretion, all as evaluated and determined by Bank in its sole discretion on a semi-annual basis on September 30 and March 31. In addition, the Bank, in its sole discretion, may conduct (i) one unscheduled Borrowing Base Amount redetermination subsequent to each semi-annual redetermination, and (ii) if applicable, the redetermination mentioned in Section 11.17. hereof. The Borrowing Base Amount also is subject to mandatory Quarterly Reductions. The initial Borrowing Base Amount,

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         based on an effective date of November 30, 2000, is $15,620,000.00. The
         Borrowing Base Amount shall never exceed $50,000,000.00.

         "BORROWING BASE USAGE" shall mean the quotient of all amounts outstanding under Facility A plus the face amount of all Letters of Credit issued by Bank under Facility A divided by the Facility A Borrowing Base Amount then in effect.

         "BRIDGE FACILITY" shall mean that certain loan to Borrower in the amount not to exceed $10,000,000.00 by EnCap, which loan and all collateral therefor shall be subordinated in favor of Bank.

         "BUSINESS DAY" means a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Louisiana or a day on which national banks are authorized to be closed in Lafayette, Louisiana.

         "COLLATERAL" shall mean the Mortgaged Properties and any interest in any kind of property or assets pledged, mortgaged or otherwise subject to an Encumbrance in favor of the Bank pursuant to the Collateral Documents.

         "COLLATERAL DOCUMENTS" shall collectively refer to the Mortgage, the Pledge, the Guaranty, and any and all other documents now or hereafter in which an Encumbrance is created on any property of the Borrower, the Guarantor, or of any other Person to secure payment of the Indebtedness of either Borrower or any part thereof.

         "COMMITMENT" shall mean the Revolving Loan Commitment.

         "COMPASS" shall mean Compass Bank, an Alabama state chartered banking institution.

         "CONSOLIDATED CURRENT ASSETS" shall mean the total of Guarantor's consolidated current assets, including the amounts available for borrowing under the Borrowing Base Amount and the Bridge Facility, determined in accordance with GAAP. Current assets will not include the effects, if any, of Hedging Agreements pursuant to SFAS No. 133.

         "CONSOLIDATED CURRENT LIABILITIES" shall mean the total of Guarantor's consolidated current liabilities, excluding principal amounts due under the Revolving Loan Commitment and the Bridge Facility, determined in accordance with GAAP. Current liabilities will not include the effects, if any of Hedging Agreements pursuant to SFAS No. 133.

         "CONSOLIDATED TANGIBLE NET WORTH" shall mean, at any time, the shareholder's equity of Guarantor and Borrower on a consolidated basis, determined in accordance with GAAP, less all unamortized Debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights and organization expense.

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         "CURRENT RATIO" shall mean the ratio of Consolidated Current Assets to
         Consolidated Current Liabilities.

         "DEBT" shall mean any and all amounts and/or liabilities owing from time to time by either Borrower to any Person, including the Bank, direct or indirect, liquidated or contingent, now existing or hereafter arising, including without limitation (i) indebtedness for borrowed money; (ii) the amounts of all standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of either Borrower and Guarantor; (iii) guaranties of the obligations of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise; (iv) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under GAAP, and (v) trade payables and operating leases incurred in the ordinary course of business or otherwise.

         "DEFAULT" shall mean an event which with the giving of notice or the lapse of time (or both) would constitute an Event of Default hereunder.

         "DOLLARS" and "$" shall mean lawful money of the United States of America.

         "ENCAP" shall mean EnCap Energy Capital Fund III, L.P., a Texas limited partnership, and its successors and assigns.

         "ENCUMBRANCES" shall mean individually, collectively and interchangeably any and all presently existing and/or future mortgages, liens, privileges, servitudes, rights-of-way and other contractual and/or statutory security interests and rights of every nature and kind that, now and/or in the future may affect the property of either Borrower or the Guarantor or any part or parts thereof.

         "ENVIRONMENTAL LAWS" shall mean any federal, state, local or tribal statute, law, rule, regulation, ordinance, code, permit, consent, approval, license, written policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, injunction, consent decree or judgment, or other authorization or requirement whenever promulgated, issued or modified, including the requirement to register underground storage tanks, well plugging and abandonment requirements, and oil and gas waste disposal requirements relating to:

                  (i) emissions, discharges, spills, migration, movement, releases or threatened releases of pollutants, contaminants, Hazardous Materials, or hazardous or toxic materials or wastes into or onto soil, land, ambient air, surface water, ground water, watercourses, publicly owned treatment works, drains, sewer systems, wetlands or septic systems;




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                  (ii) the use, treatment, storage, disposal, handling,
         manufacturing, transportation, or shipment of Hazardous Materials or hazardous and/or toxic wastes, material, products or by-products containing Hazardous Materials (or of equipment or apparatus containing Hazardous Materials); or

                  (iii) otherwise relating to pollution or the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., as amended, the Clean Water Act, 33 U.S.C. Sections 1251 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. Sections 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., as amended, the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq., as amended, the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. Section 1671 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.C.S. Sections 136 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., as amended, and all comparable statutes of the States of Louisiana and Texas, and all comparable local Governmental Requirements in such states, and other environmental, conservation or protection laws in effect in any jurisdiction where any of the Mortgaged Properties of the Borrower are located.

         "ENVIRONMENTAL LIABILITIES" means with respect to any Person, any and all liabilities, responsibilities, losses, sums paid in settlement of claims, obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury or for property damage), liens, administrative proceedings, damages (including, without limitation, loss or damage resulting from the occurrence of an Event of Default), punitive damages, consequential damages, treble damages, penalties, fines, monetary sanctions, interest, court costs, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage, or disposal costs, groundwater monitoring or environmental sampling costs, other causes of action and any other costs and expenses (including, without limitation, reasonable attorneys', experts', and consultants' fees, costs of investigation and feasibility studies and disbursements in connection with any investigative, administrative or judicial proceeding), whether direct or indirect, known or unknown, absolute or contingent, past, present or future arising under, pursuant to or in connection with any Environmental Law, or any other binding obligation of such Person requiring abatement of pollution or protection of human health and the environment.

         "ENVIRONMENTAL LIEN" means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Materials into the environment.




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         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EURODOLLAR BUSINESS DAY" shall mean any date other than Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

         "EURODOLLAR INTEREST PERIOD" shall mean, with respect to any Eurodollar Loan (i) initially, the period commencing on the date such Eurodollar Loan is made and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the Borrower pursuant to Section 3.1.2., and thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower pursuant to Section 3.1.2., provided, however, that (a) if any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) if any Eurodollar Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month, and (c) any Eurodollar Interest Period which would otherwise expire after the Facility A Termination Date shall end on such Termination Date.

        "EURODOLLAR LOAN" shall mean any Loan under Facility A during any period which bears interest at the Eurodollar Rate.

        "EURODOLLAR MARGIN" shall mean, with respect to each Eurodollar Loan:

                  (i) 2.125% per annum whenever the Borrowing Base Usage under Facility A is greater than or equal to 90%;

                  (ii) 1.875% per annum whenever the Borrowing Base Usage under Facility A is greater than or equal to 75% but less than or equal to 90%;

                  (iii) 1.625% per annum whenever the Borrowing Base Usage under Facility A is greater than or equal to 50% but less than 75%; or

                  (iv) 1.375% per annum whenever the Borrowing Base Usage under Facility A is less than 50%.

         "EURODOLLAR RATE" shall mean with respect to any Eurodollar Interest Period, the offered rate for U.S. Dollar deposits of not less than $1,000,000 as of 11:00 A.M. City of London, England time two (2) Eurodollar Business Days prior to the first date of each Eurodollar Interest Period as shown on the display designated as "British Bankers Assoc.



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         Interest Settlement Rates" on the Telerate system ("Telerate"), Page
         3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate, rounded upwards, if necessary to the nearest 1/16% and adjusted for the maximum cost of reserves, if any. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently obtained by Bank from an alternate, substantially similar independent source available to Bank or shall be calculated by Bank by substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

         "EVENT OF DEFAULT" shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Section
         13.1. hereof.

         "FACILITY A" shall mean a three (3) year reducing revolving line of credit to the Borrower under the Revolving Loan Commitment, subject at all times to the Facility A Borrowing Base Amount then in effect.

         "FACILITY A BORROWING BASE AMOUNT" shall mean the Borrowing Base Amount in effect from time to time less, at all times prior to the Facility B Termination Date and the payment in full of all obligations of Borrower to Bank under Facility B, $1,500,000.00. The initial Facility A Borrowing Base Amount is $14,120,000.00

         "FACILITY A TERMINATION DATE" shall mean the earlier to occur of (i) December 31, 2003 or (ii) the date of termination of the Commitment pursuant to Article XIII hereof.

         "FACILITY B" shall mean a one (1) year revolving line of credit to the Borrower under the Revolving Loan Commitment. The maximum aggregate principal amount of all Advances under Facility B shall never exceed $1,500,000.00.

         "FACILITY B TERMINATION DATE" shall mean the earlier to occur of (i) December 31, 2001 or (ii) the date of termination of the Commitment pursuant to Article XIII hereof.

         "GAAP" shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

         "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "GOVERNMENTAL REQUIREMENT" shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

         "GUARANTOR" shall mean individually, interchangeably, and collectively, PetroQuest Energy, Inc., a Delaware corporation, and its successors and assigns.

         "GUARANTY" shall mean, collectively, that certain Commercial Guaranty of even date with this Agreement by Guarantor in favor of the Bank.




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         "HEDGING AGREEMENT" means (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction and (b) any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction.

         "HAZARDOUS MATERIALS" means (1) hazardous materials, hazardous wastes, and hazardous substances including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table, 49 C.F.R. Section 172.101, as amended, or listed by the federal Environmental Protection Agency as hazardous substances under or pursuant to 40 C.F.R. Part 302, as amended, or substances, materials, contaminants or wastes which are or become regulated under any Environmental Law, including without limitation, those substances, materials, contaminants or wastes as defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C.
         Section 6901 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C.
         Section 1251 et seq., as amended, the Occupational Safety and Health Act, 2 U.S.C. Section 651 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., as amended and the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. Section 1671 et seq., as amended; (2) all substances, materials, contaminants or wastes listed in all comparable statutes of the States of Louisiana and Texas and in comparable local Requirements of Law in such states; (3) acid gas, sour water streams or sour water vapor streams containing hydrogen sulfide or other forms of sulphur, sodium hydrosulfide and ammonia; (4) Hydrocarbons; (5) natural gas, synthetic gas, and any mixtures thereof;
         (6) asbestos and/or any material which contains 1% or more, by weight, of any hydrated mineral silicate, including but not limited to chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (7) PCB's, or PCB containing materials or fluids; (8) radon; (9) naturally occurring radioactive material, radioactive substances or waste; (10) salt water and other oil and gas wastes and (11) any other hazardous or noxious substance, material, pollutant, emission, or solid, liquid or gaseous waste.

         "HYDROCARBONS" means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulphur and all other materials.

         "INDEBTEDNESS" shall mean, at any time, the indebtedness of the Borrower evidenced by the Note executed by the Borrower pursuant to this Agreement, in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges, together with all commitment fees and other indebtedness and costs and expenses for which the Borrower is responsible under this Agreement or under any of the Related Documents. In addition, the word "Indebtedness" also includes, any and all other loans, extensions of credit, obligations, debts and liabilities of the Borrower (or any one or more of them), plus interest thereon, that may now and in the future be owed to or incurred in favor of the Bank, as well as all claims by the Bank against the Borrower (or any one or more of them), whether existing now or later; whether they are voluntary or involuntary, due or to become due, direct or indirect or by way of assignment, determined or undetermined, absolute or contingent, liquidated or unliquidated; whether the Borrower (or any one or more of them) may be liable individually or jointly with others, of every nature and kind whatsoever, in principal, interest, costs, expenses and reasonable attorneys' fees and all other fees and charges; whether the Borrower (or any one or more of them) may be obligated as principal obligor, guarantor, surety, accommodation party or otherwise.

         "INTEREST PAYMENT DATE" shall mean (i) for a Base Rate Loan, the last Business Day of each month such Loan is outstanding beginning January 31, 2001 and (ii) for a Eurodollar Loan, the last Eurodollar Business Day of each Eurodollar Interest Period for such Loan, and during any Eurodollar Interest Period of six (6) months, the Eurodollar Business Day occurring three (3) months after the commencement of such Interest Period.

         "INTEREST PERIOD" shall mean any Base Rate Interest Period or Eurodollar Interest Period.

         "LEASES" shall mean all present and future oil, gas and mineral leases or interests therein now owned or hereafter acquired by the Borrower that form part of the Mortgaged Properties.

         "LETTERS OF CREDIT" shall mean the letters of credit issued by Bank pursuant to Section 2.3.2. hereof.

         "LOANS" shall mean, collectively, the Revolving Loans under Facility A and Facility B.

         "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Collateral Documents and any other Related Documents.

         "MATERIAL ADVERSE CHANGE" shall mean, with respect to the Borrower or the Guarantor, an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of such Person, or which otherwise changes in a materially adverse way any other facts, circumstances or conditions which the Bank has relied upon or utilized in making its Commitment hereunder.

         "MORTGAGE" shall mean those certain (i) mortgages, security agreements, and/or deeds of trust by either Borrower in favor of Compass and/or Comerica Bank-Texas, as restated in favor of Bank pursuant to restatements of even date herewith, (ii) Mortgage, Assignment of Production, Security Agreement, and Financing Statement by either Borrower in favor of the Bank dated of even date herewith, and (iii) Deed of Trust, Security Agreement, Financing Statement and Assignment of Production by either Borrower in favor of the

         Bank dated of even date herewith, as any of the same may be amended, supplemented, and/or restated from time to time and in effect.

         "MORTGAGED PROPERTIES" shall mean the property and interests of the Borrower encumbered by the Mortgage.

         "NOTE" shall mean the Revolving Note as said promissory note may be renewed or extended, together with all other promissory note or notes given in renewal, substitution, or as a refinancing of any part of the indebtedness evidenced thereby.

         "PERMITTED ENCUMBRANCES" shall have the meaning ascribed to such term in Section 12.4. hereof.

         "PERSON" shall mean an individual or a corporation, partnership, trust, joint venture, incorporated or unincorporated association, joint stock company, government, or an agency or political subdivision thereof, or other entity of any kind.

         "PLEDGE" shall mean that certain Pledge Agreement to be executed by PE-LA.and Guarantor in favor of Bank contemporaneously herewith, affecting all outstanding membership interests of PE-LA. in and to PEO, and all membership interests owned now or in the future by Guarantor in PEO, such Pledge to be given as a restatement of an existing pledge agreement heretofore held by Compass, as the same may be amended, supplemented, and/or restated from time to time and in effect.

         "QUARTERLY REDUCTION" shall mean each reduction to the Borrowing Base Amount established by the Bank based on each scheduled and unscheduled redetermination of the Borrowing Base Amount. The initial Quarterly Reduction will be $1,320,000.00 effective March 31, 2001.

         "RELATED DOCUMENTS" shall mean and include individually, collectively, interchangeably and without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, collateral mortgages, deeds of trust, and all other instruments and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

         "RELEASE" means any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment or into or out of any real property of Borrower, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater and/or land which could reasonably be expected to form the basis of an Environmental Liability against Borrower.

         "REMEDIAL ACTION" means any action to (i) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so they do not mitigate or endanger or threaten to endanger public health or welfare or the environment or
         (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

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         "REQUEST FOR ADVANCE" shall mean the Borrower's request for a Revolving
         Loan.

         "REVOLVING LOANS" shall mean loans made by the Bank under the Revolving Note to the Borrower in accordance with and subject to the terms of the Revolving Loan Commitment.

         "REVOLVING LOAN COMMITMENT" shall mean the agreement by the Bank to the Borrower to make Revolving Loans in accordance with the provisions of
         Article II hereof. The Revolving Loan Commitment, shall never exceed the Borrowing Base Amount in effect from time to time and such amount shall be in Bank's sole discretion.

         "REVOLVING NOTE" shall mean that certain promissory note of even date herewith, by Borrower in the maximum aggregate principal amount of $50,000,000.00 payable to the order of the Bank, together with any and all extensions, renewals, modifications, and substitutions therefor.

         "SHIP SHOAL INTERESTS" shall mean the oil, gas, and mineral interests to be acquired by PEO from Mobil Oil Exploration & Producing Southeast, Inc. pursuant to that certain Purchase and Sale Agreement dated September 1, 2000, as amended.

         "SOLVENT" shall mean, when used with respect to any Person on a particular day, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including without limitation, contingent liabilities, of such person, (ii) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

         "SUBSIDIARIES" shall mean at any date with respect to any Person all the corporations of which such Person at such date, directly or indirectly, owns 50% or more of the outstanding capital stock (excluding directors' qualifying shares), and "SUBSIDIARY" means any one of the Subsidiaries.

         "TANGIBLE NET WORTH" shall mean, at any time, the Guarantor's consolidated total assets excluding intangible assets (i.e., patents, copyrights, trademarks, trade names, franchises, goodwill, organizational expenses, and similar intangible expenses, but including leaseholds and leasehold improvements), less the consolidated total liabilities of the Guarantor, all as determined in accordance with GAAP.

         "TRANCHE" shall mean a Eurodollar Loan for a particular Interest Period and/or a Base Rate Loan.

         "UCC" shall mean the Uniform Commercial Code, Commercial Laws-Secured Transactions (La. R.S. 10-9-101 et seq.) in the State of Louisiana, as amended from time to time, provided that if by reason of mandatory provisions of law, the perfection or effect of perfection or non-perfection of the Bank's Encumbrances against the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Louisiana, then "UCC" means the Uniform Commercial Code as the same may be amended from time to time and in effect in such other jurisdiction.

         SECTION 1.2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.


                                   ARTICLE II

                                REVOLVING LOANS

         SECTION 2.1. THE REVOLVING LOAN COMMITMENT. Subject to the terms and conditions of this Agreement, the Bank agrees (a) to extend credit to the Borrower during the period from the date hereof until the Facility A Termination Date, by making Revolving Loans under Facility A to the Borrower from time to time, provided, however, that at no time shall the sum of the aggregate principal amount of such Revolving Loans to the Borrower made under Facility A at such time outstanding exceed the Facility A Borrowing Base Amount then in effect, and (b) to extend credit to the Borrower during the period from the date hereof until the Facility B Termination Date, by making Revolving Loans under Facility B to the Borrower from time to time, provided, however, that at no time shall the aggregate principal amount of such Revolving Loans made under Facility B exceed $1,500,000.00.

         SECTION 2.2. THE BORROWING BASE AMOUNT. The initial Borrowing Base Amount is hereby fixed at $15,620,000.00, and the initial Facility A Borrowing Base Amount is hereby fixed at $14,120,000.00. It is agreed and understood that the Bank will re-evaluate and re-establish the Borrowing Base Amount on a semi-annual basis on each September 30 and March 31. The Borrowing Base Amount also is subject, in Bank's sole discretion, to one (1) unscheduled redetermination of the Borrowing Base Amount after each scheduled semi-annual redetermination by

Bank. The Borrower, at its option, also may request one (1) unscheduled Borrowing Base Amount redetermination after each scheduled semi-annual redetermination by Bank. The parties agree and understand that the Borrowing Base Amount is further subject to Quarterly Reductions.

         SECTION 2.3. REVOLVING LOANS.

         SECTION 2.3.1. REVOLVING LOANS. Subject to the terms and conditions of this Agreement, the Bank agrees to make Revolving Loans under Facility A and Facility B to the Borrower from time to time. Within the limits set forth herein, the Borrower may borrow from the Bank hereunder, repay any and all such Revolving Loans as hereinafter provided and reborrow hereunder; provided, however, each Revolving Loan shall be in an amount not less than $50,000.00. The Borrower's obligation to repay the Revolving Loans (under both Facility A and Facility B) made by the Bank shall be evidenced by the Revolving Note. Revolving Loans under Facility B shall be Base Rate Loans and shall bear interest at the Base Rate plus 0.50%. Revolving Loans under Facility A shall bear interest, at Borrower's option, at the Base Rate or the Eurodollar Rate plus the Eurodollar Margin. The total number of Tranches under the Revolving Loan Commitment which may be outstanding at any time hereunder shall never exceed four (4) Tranches, whether such Tranches are Base Rate Loans, Eurodollar Loans, or a combination thereof.

         SECTION 2.3.2. LETTERS OF CREDIT. On the terms and conditions hereinafter set forth, the Bank shall from time to time during the period beginning on the date of this Agreement and ending on the Facility A Termination Date upon request of Borrower or either of them issue standby letters of credit for the account of the requesting Borrower for general corporate purposes in such amounts as the requesting Borrower may request but not to exceed in the aggregate face amount at any time outstanding the sum of $7,500,000.00 (subject to the additional limitations on the amounts thereof set forth in Section 2.3.3. below), each such letter of credit shall have an expiry date no later than the earlier of one (1) year from the date of issuance or the Facility A Termination Date, whichever occurs first (the "Letters of Credit"). On each day during the period while any such Letter of Credit is issued and outstanding in accordance with the provisions of this Agreement, the sum of the face amount of each such outstanding Letter of Credit shall be treated as an Advance under Facility A. Borrower hereby unconditionally agrees to pay and reimburse the Bank for the amount of each payment under any Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is made by the Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Bank shall promptly notify Borrower of the demand and the date upon which such payment is to be made by the Bank to such beneficiary in respect of such demand. Forthwith upon receipt of such notice from the Bank, Borrower shall advise the Bank whether or not it intends to borrow under Facility A to finance its obligations to reimburse the Bank, and if so, submit a Request for Advance as provided in Section 2.3.4. hereof.

         SECTION 2.3.3. PROCEDURE FOR OBTAINING LETTERS OF CREDIT. The amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to the Bank's commitment above in Section 2.3.2. shall be designated by the requesting Borrower's written request delivered to Bank at least three (3) Business Days prior to the date of such issuance, renewal, extension or reissuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, the requesting Borrower shall execute and deliver to the Bank an application and agreement with respect to the Letter of Credit, said application and agreement to be in the form customarily used by the Bank. The Bank shall not be obligated to issue, renew, extend or reissue such Letters of Credit if (i) the Bank does not approve the requested form of the Letter of Credit or any of the terms thereof in its sole discretion,
(ii) the amount thereon when added to the amount of the outstanding Letters of Credit exceeds $7,500,000.00, or (iii) the amount thereof when added to the total outstanding Advances under Facility A would exceed the Facility A Borrowing Base Amount then in effect.

         SECTION 2.3.4. MANNER AND NOTICE OF BORROWING UNDER THE REVOLVING LOAN COMMITMENT. Requests For Advances under the Revolving Loan Commitment may be made by the Borrower, in writing (including facsimile transmission) to the Bank and such requests shall be fully authorized by the Borrower if made by any one of the persons designated by the Borrower in writing to the Bank. The form of Request for Advance is attached hereto as Exhibit "B". The Bank shall have the right, but not the obligation, to verify any telephone requests by calling the person who made the request at the telephone number designated by the Borrower in writing to the Bank. Requests For Advances must be received by not later than 11:00 a.m. (Central Time) on the date of the proposed advance. Each Request for Advance for a Revolving Loan under Facility A must specify whether such Loan is a Eurodollar Loan or a Base Rate Loan and the applicable Tranche. Not later than the close of business on the date of such request, assuming all conditions of this Agreement for such advance has been satisfied, the Bank will make such advance. The amount thereof shall be credited by the Bank to the checking account maintained in the name of the Borrower with the Bank and the credit advice resulting therefrom shall be mailed to the Borrower. The Bank's copy of such credit advice indicating such deposit to the account of the Borrower shall be deemed conclusive evidence of the Borrower's indebtedness to the Bank in connection with such borrowing. The aggregate outstanding amount of principal and interest due by the Borrower at any given time under the Revolving Loan Commitment shall be and constitute the indebtedness of the Borrower to the Bank under the Revolving Note made by the Borrower. When each advance is made by the Bank to the Borrower hereunder, the Borrower shall be deemed to have renewed and reissued its Revolving Note for the amount of the advance plus all amounts due by the Borrower to the Bank under the Revolving Loan Commitment immediately prior to such advance.

         SECTION 2.3.5. PAYMENT OF THE REVOLVING NOTE UNDER THE REVOLVING LOAN COMMITMENT. Subject to the requirements of Article VII below, interest on the unpaid principal balance of the Revolving Note shall be payable on each Interest Payment Date and, for Advances under Facility B, on the Facility B Termination Date, and for Advances under Facility A, on the Facility A Termination Date. Subject to the requirements of Article VII below, (i) the outstanding principal due under the Revolving Note resulting from Advances under Facility A shall be due and payable on the Facility A Termination Date, and (ii) the outstanding principal due under the Revolving Note resulting from Advances under Facility B shall be due and payable on the Facility B Termination Date.

         SECTION 2.3.6. USE OF PROCEEDS. The Borrower shall use the proceeds of the Revolving Loan Commitment as set forth in Recital 2 of this Agreement.

                                   ARTICLE III

                                 INTEREST RATES

         SECTION 3.1. OPTIONS.

         SECTION 3.1.1. BASE RATE LOANS. On Base Rate Loans, Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to (i) for Facility A Advances, the Base Rate; and (ii) for Facility B Advances, the Base Rate plus 0.50%. Past due principal, to the extent permitted by law, shall bear interest, payable upon demand, at the default rate specified in the Revolving Note.

         SECTION 3.1.2. EURODOLLAR LOANS. On Eurodollar Loans, Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the Eurodollar Rate plus the Eurodollar Margin. Past due principal, to the extent permitted by law, shall bear interest, payable on demand, at the default rate specified in the Revolving Note. Upon three (3) Business Days written notice prior to the making by the Bank of any Eurodollar Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one (1), two (2), three
(3) or six (6) month period. If Agent shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing Eurodollar Loans to Base Rate Loans.

         SECTION 3.2. INTEREST RATE DETERMINATION. The Bank shall determine each interest rate applicable to any Base Rate Loan or Eurodollar Loan and its determination shall be conclusive absent manifest error. The Bank shall notify the Borrower and the Banks of each interest rate determination within a reasonable time after each such determination.

         SECTION 3.3. CONVERSION OPTION. Borrower may elect from time to time
(i) to convert all or any part of its Eurodollar Loans to Base Rate Loans by giving Bank irrevocable notice of such election in writing prior to 10:00 a.m. (Lafayette, Louisiana time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of Eurodollar Loan shall only be made on the last day of the Eurodollar Interest Period with respect thereof, and (ii) to convert all or any part of its Base Rate Loans to Eurodollar Loans by giving the Bank irrevocable written notice of such election three (3) Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day on the next succeeding Business Day. Any such conversion shall not be deemed to be a prepayment of any of the Loans for purposes of this Agreement on the Revolving Note. NOTWITHSTANDING THE FOREGOING, BORROWER CANNOT CONVERT BASE RATE LOANS UNDER FACILITY B TO EURODOLLAR LOANS.

                                   ARTICLE IV

                             CHANGE OF CIRCUMSTANCES

         SECTION 4.1. UNAVAILABILITY OF FUNDS OR INADEQUACY OF PRICING. In the event that, in connection with any proposed Eurodollar Loan, the Bank determines, which determination shall, absent manifest error, be final, conclusive and binding upon all parties, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the Eurodollar Rate or such rate will not accurately reflect the costs to the Bank of funding Eurodollar Loans for such Eurodollar Interest Period, the Bank shall give notice of such determination to the Borrower, whereupon, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make, continue or convert Loans into Eurodollar Loans shall be suspended, and all loans to Borrower shall be Base Rate Loans during the period of suspension

         SECTION 4.2. CHANGE IN LAWS. If at any time any new law or any change in existing laws or in the interpretation of any new or existing laws shall make it unlawful for Bank to make or continue to maintain or fund Eurodollar Loans hereunder, then Bank shall promptly notify Borrower in writing Bank's obligation to make, continue or convert Loans into Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for Bank to make or maintain Eurodollar Loans. Upon receipt of such notice, Borrower shall either repay the outstanding Eurodollar Loans owed to the Bank, without penalty, on the last day of the current Interest Periods (or, if Bank may not lawfully continue to maintain and fund such Eurodollar Loans, immediately), or Borrower may convert such Eurodollar Loans at such appropriate time to Base Rate Loans.

         SECTION 4.3. INCREASED COST OR REDUCED RETURN.

                      (i) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

                        (A) shall subject Bank to any tax, duty, or other charge
                    with respect to any Eurodollar Loans, the Revolving Note, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to Bank under this Agreement, or the Revolving Note, in respect of any Eurodollar Loans (other than franchise taxes and taxes imposed on the overall net income of Bank);

                        (B) shall impose, modify, or deem applicable any
                    reserve, special deposit, assessment, or similar requirement (other than reserve requirements, if any, taken into account in the determination of the Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Bank, including the Commitment of Bank hereunder; or

                        (C) shall impose on Bank or on the London interbank
                    market any other condition affecting this Agreement or the Revolving Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to Bank of making, converting into, continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by Bank under this Agreement or the Revolving Note with respect to any Eurodollar Loans, then Borrower shall pay to Bank on demand such amount or amounts as will compensate such Bank for such increased cost or reduction. If Bank requests compensation by Borrower under this Section 4.3., Borrower may, by notice to Bank, suspend the obligation of Bank to make or continue Eurodollar Loans, or to convert all or part of the Base Rate Loan owing to Bank to Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.3. shall be applicable); provided that such suspension shall not affect the right of Bank to receive the compensation so requested.

                    (ii) If, after the date hereof, Bank shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of Bank or any corporation controlling Bank as a consequence of Bank's obligations hereunder to a level below that which Bank or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

                    (iii) Bank shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 4.3. will designate a separate lending office, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Bank, be otherwise disadvantageous to it. If Bank claims compensation under this
Section 4.3., Bank shall furnish to Borrower a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

                    (iv) If Bank gives notice to the Borrower pursuant to
Section 4.3., Bank shall give to the Borrower a statement signed by an officer of such Bank setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate Bank therefor.

                    (v) Within five (5) Business Days after receipt by the Borrower of any notice referred to in Section 4.3., the Borrower shall pay to the Bank such additional amounts as are required to compensate Bank for the increased cost, reduce payments or increase capital requirements identified therein, as the case may be; provided, that the Borrower shall not be obligated to compensate Bank for any increased costs, reduced payments or increased capital requirements to the extent that Bank incurs the same prior to a date six
(6) months before Bank gives the required notice.

         SECTION 4.4. BREAKAGE FEES. Without duplication under any other provision hereof, if Bank incurs any loss, cost or expense (including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Bank as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Sections 4.1. and 4.2.:

                           (i) any payment, prepayment or conversion of a
                  Eurodollar Loan on a date other than the last day of its Eurodollar Interest Period (whether by acceleration, prepayment or otherwise);

                           (ii) any failure to make a principal payment of a
                  Eurodollar Loan on the due date thereof; or

                           (iii) any failure by the Borrower to borrow,
                  continue, prepay or convert to a Eurodollar Loan on the dates specified in a notice given pursuant to this Agreement.

then the Borrower shall pay to Bank such amount as will reimburse Bank for such loss, cost or expense. If Bank makes such a claim for compensation, it shall furnish to Borrower a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error

                                    ARTICLE V

                                      FEES

         SECTION 5.1. FACILITY A FACILITY FEE. The Borrower shall pay to the Bank a facility fee in the amount equal to 0.50% of the initial Borrowing Base Amount, payable upon execution of this Agreement by the Borrower. An additional facility fee of one-half percent (.50%) of the incremental amount of any increase to the Facility A Borrowing Base Amount shall be owed by Borrower to Bank, and such fee shall be payable by Borrower upon its acceptance of said increase; provided, however, if the Facility A Borrowing Base Amount is reduced and then reinstated to a higher amount, the additional facility fee will be applicable only to the incremental amount, if any by which the higher amount exceeds the previous Highest Facility A Borrowing Base Amount. The Borrower hereby authorizes the Bank to debit its account maintained with the Bank for collection of the facility fee.

         SECTION 5.2. FACILITY A UNUSED FEE. The Borrower shall pay the Bank an unused fee calculated as follows: (i) if the Borrowing Base Usage is greater than or equal to 90%, the unused fee is 0.50%; (ii) if the Borrowing Base Usage is greater than or equal to 75% but less than 90%, the unused fee is 0.50%;
(iii) if the Borrowing Base Usage is greater than or equal to 50% but less than 75%, the unused fee is 0.375%; and (iv) if the Borrowing Base Usage is less than 50%, the unused fee is 0.375%. The unused fee will be payable quarterly in arrears, commencing March 31, 2001. The unused portion of the Facility A Borrowing Base Amount shall be determined on a daily basis by subtracting from Facility A Borrowing Base Amount the amount of all Facility A Revolving Loans outstanding, and by averaging said daily amounts for the period for which the fee is to be determined. The Borrower hereby authorizes the Bank to debit its account maintained with the Bank for collection of the unused fee.

         SECTION 5.3. FACILITY B COMMITMENT FEE. The Borrower shall pay to Bank a commitment fee of 0.50% of $1,500,000.00, payable upon execution of this Agreement. The Borrower hereby authorizes Bank to debit its account maintained with Bank for collection of the fee.

         SECTION 5.4. LETTER OF CREDIT FEE. The Borrower shall pay to Bank a fee for each Letter of Credit, in the amount equal to 2% per annum of the face amount of each Letter of Credit. The fee shall be payable by Borrower to Bank upon Bank's issuance (or renewal, extension, or reissuance, as the case may be) of a Letter of Credit. The Borrower hereby authorizes the Bank to debit its account maintained with the Bank for collection of the fee.

         SECTION 5.5. ENGINEERING FEE. The Borrower shall pay to the Bank a fee of $7,500.00 for each unscheduled determination of the Borrowing Base Amount requested by Borrower. The Borrower hereby authorizes the Bank to debit its account maintained with the Bank for collection of the fee.

                                   ARTICLE VI

                           CERTAIN GENERAL PROVISIONS

         SECTION 6.1. PAYMENTS TO THE BANK. All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Related Documents shall be made to the Bank at the Bank's office in New Orleans, Louisiana at 313 Carondelet Street, New Orleans, Louisiana 70130, or at such other location that the Bank may from time to time designate in writing to the Borrower, in each case in immediately available funds.

         SECTION 6.2. NO OFFSET, ETC. All payments by the Borrower hereunder and under any of the other Related Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Related Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which the Bank would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Documents.

                                   ARTICLE VII

                                   PREPAYMENTS

         SECTION 7.1. VOLUNTARY PREPAYMENTS. Borrower may at any time and from time to time, without premium or penalty, prepay Base Rate Loans. Subject to availability under the Facility A Borrowing Base Amount, Borrower also is entitled to prepay at any time, without premium or penalty, outstanding indebtedness under Facility B with proceeds from an Advance under Facility A. Borrower may at any time and from time to time, without penalty or premium except as required pursuant to Section 4.4. hereof, prepay Eurodollar Loans outstanding under Facility A upon at least three (3) Business Day's notice to Bank.

         SECTION 7.2. MANDATORY PREPAYMENT RESULTING FROM A QUARTERLY REDUCTION. Subject to Section 4.4 above, in the event the outstanding principal amount of all Loans under Facility A exceed, as a result of a Quarterly Reduction, the Facility A Borrowing Base Amount then in effect, the Borrower shall make (on the first Business Day of the month following the

Quarterly Reduction) a mandatory prepayment to Bank of the excess amount and accrued, unpaid interest (through the date of payment) on such excess amount.

         SECTION 7.3. MANDATORY PREPAYMENT RESULTING FROM OVERADVANCES. In the event the unpaid principal amount of the Revolving Loans ever exceeds the Borrowing Base Amount then in effect, the Borrower agrees, within thirty (30) days of the occurrence of such an excess amount (an "overadvance") to do the following: (a) make a lump sum payment to Bank in an amount equal to the overadvance; (b) grant to the Bank security interests or mortgage liens on new collateral in an amount necessary, in Bank's sole discretion, to cure the overadvance (and effectuate an increase to the Borrowing Base Amount by the amount of the overadvance); or (c) make the first of six (6) consecutive monthly payments to the Bank, each in the amount equal to one-sixth of the overadvance.

                                  ARTICLE VIII

                          SECURITY FOR THE INDEBTEDNESS

         SECTION 8.1. SECURITY. The Indebtedness shall be secured by the following:

         (a) the Mortgage;

         (b) The Pledge;

         (c) the Guaranty; and

         (d) Any additional Collateral Documents granted by any Person in favor of Bank as security for the Indebtedness.

         The Borrower understands and acknowledges that item (a) and (b) above constitute a first priority mortgage lien and security interest affecting the Mortgaged Properties and membership interest of PE-LA. In PEO in favor of the Bank, subject only to Permitted Encumbrances.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

         SECTION 9.1. CONDITIONS PRECEDENT TO ALL REVOLVING LOANS. The obligation of the Bank to make any Revolving Loan hereunder shall be subject to the satisfaction and the continued satisfaction of the following conditions precedent:

         (a) The Borrower shall have executed and delivered to the Bank this Agreement, the Revolving Note, the Mortgage, the Pledge, and all other documents required by this Agreement, and the Guarantor shall have executed and delivered to the Bank the Guaranty, all in form and substance and in such number of counterparts as may be required by the Bank;

         (b) The representations, warranties, and covenants of the Borrower and the Guarantor as set forth in this Agreement, or in any Related Document furnished to the Bank in connection herewith, shall be and remain true and correct;

         (c) The Bank shall have received a favorable legal opinion of counsel to the Borrower covering the transactions contemplated by this Agreement, in form, scope and substance satisfactory to the Bank;

         (d) The Bank shall have received certified resolutions of the Borrower and Guarantor authorizing the execution of all documents and instruments contemplated by this Agreement;

         (e) The Bank shall have received all fees, charges and expenses which are due and payable as specified in this Agreement and any Related Documents;

         (f) No Default or Event of Default shall exist or shall result from the making of a Loan or the issuance of a Letter of Credit;

         (g) The Borrower and the Guarantor shall have provided the Bank with all financial statements, reports and certificates required by this Agreement;

         (h) The Bank shall have received the articles of incorporation and bylaws, as amended, of PE-LA. and the Guarantor, the articles of organization and operating agreement of PEO, as amended, and the Bank's counsel shall have reviewed the foregoing documents and is satisfied with the validity, due authorization and enforceability thereof and of all Related Documents;

         (i) The Bank shall have received evidence acceptable to the Bank and its counsel that its Encumbrances affecting the Collateral shall have a first priority position, subject only to Permitted Encumbrances;

         (j) The Borrower shall have complied with the procedure set forth in this Agreement, for the making of a Revolving Loan;

         (k) There shall have occurred no Material Adverse Change;

         (l) The Bank's satisfactory review of (i) all environmental matters related to the Mortgaged Properties and (ii) title to the Mortgaged Properties and the value thereof.

         (m) The Borrower must maintain insurance acceptable to the Bank, and deliver to Bank evidence of such insurance coverages;

         (n) The Borrower shall have executed and delivered to the Bank blank form letters in lieu of division orders, in form and substance satisfactory to the Bank;

         (o) The Bank shall have received from Compass an executed assignment of the indebtedness of Borrower under the Compass Loan Agreement and the collateral therefor, in form and substance satisfactory to Bank and its counsel.

         (p) The Bank's satisfactory review of the loan and collateral documents comprising the Bridge Facility;

         (q) The Bank shall have received from EnCap an executed subordination agreement affecting the Bridge Facility and the collateral therefor (the "Subordination Agreement"), in form and substance satisfactory to Bank and its counsel; and

         (r) The Bank shall have received title opinions from counsel to Borrower covering not less than eighty-five percent (85%) of the value of the Mortgaged Properties, as determined by Bank, which opinions must be satisfactory to the Bank and its counsel, and

         The Bank reserves the right, in its sole discretion, to waive any one or more of the foregoing conditions precedent.

                                    ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

         The Borrower and the Guarantor represent and warrant to the Bank as follows:

         SECTION 10.1. CORPORATE AUTHORITY. PE-LA. is a corporation duly created, validly existing and in good standing under the laws of the state of Louisiana, and is duly qualified and in good standing as a foreign corporation in all jurisdictions where the failure to qualify would have an adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents. PEO is a Louisiana limited liability company duly created, validly existing, and in good standing under the laws of the state of Louisiana, and is duly qualified and in good standing as foreign limited liability company in all jurisdictions where the failure to qualify would have an adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents to which it is a party. The Guarantor is a corporation duly created, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified and in good standing as a foreign corporation in all jurisdictions where the failure to qualify would have and adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents to which it is a party. The Borrower has the power to enter into this Agreement, issue the Note and Mortgage and grant the liens and security interests in the Collateral in the manner and for the purpose contemplated by the Collateral Documents. The Borrower has the power to perform its obligations hereunder and under the Loan Documents and Related Documents. The making and performance by the Borrower of the Loan Documents and Related Documents and the making and performance by the Guarantor of the Loan Documents and Related Loan Documents to which it is a party have all been duly authorized by all necessary corporate or company action, and do not and will not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Borrower, the Guarantor, or the articles of incorporation and bylaws of PE-LA. and Guarantor, or the articles of organization and operating agreement of PEO. The making and performance by the Borrower and the Guarantor of the Loan Documents and Related Documents to which each is a party do not and will not result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement or instrument to which the Borrower or Guarantor is a party or by which it may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Related Documents) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or Guarantor, and the Borrower and Guarantor are not in default under or in violation of any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument. Each of the Loan Documents and Related Documents to which the Borrower and/or Guarantor is a party constitutes a legal, valid and binding obligations of, said party, the Borrower, enforceable in accordance with its terms.

         SECTION 10.2. FINANCIAL STATEMENTS. The balance sheet of the Borrower and the Guarantor at the dates thereof, and the related statements of income and retained earnings for the year then ended, copies of which have been delivered to the Bank, are complete and correct and fairly present the financial condition of such entities as of the date or dates thereof. Each of said financial statements were prepared in conformity with GAAP applied on a basis consistent with the preceding year. No Material Adverse Change has occurred since said dates in the financial position or in the results of operations of the Borrower and/or Guarantor in their businesses taken as a whole.

         SECTION 10.3. TITLE TO MORTGAGED PROPERTIES. The Borrower has good and marketable title to the Mortgaged Properties, free and clear of all Encumbrances other than Permitted Encumbrances. The Collateral Documents constitute legal, valid and perfected first Encumbrances on the property interests covered thereby, subject only to Permitted Encumbrances.

         SECTION 10.4. LITIGATION. Other than as has been disclosed previously to the Bank in writing, there are no legal actions, suits or proceedings pending or threatened against or affecting the Borrower, the Guarantor, or any of their properties before any court or administrative agency (federal, state or local), which, if determined adversely to any of the Borrower or the Guarantor would constitute a Material Adverse Change to any of them, and there are no judgments or decrees affecting the Borrower and/or the Guarantor, or their property (including, without limitation, the Collateral) which are or may become an Encumbrance against such property.

         SECTION 10.5. APPROVALS. No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of the shareholders or members of the Borrower or the Guarantor is or will be required in connection with the execution and delivery by the Borrower and Guarantor of the Related Documents or the performance by the Borrower and Guarantor of their obligations hereunder and under the other Related Documents.

         SECTION 10.6. REQUIRED INSURANCE. The Borrower shall maintain insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which Borrower operates, and as shall be reasonably satisfactory to the Bank. The Borrower agrees to provide the Bank with certificates or binders evidencing such insurance coverage on an annual basis. The Borrower further agrees to promptly furnish the Bank with copies of all renewal notices and, if requested by the Bank, with copies of receipts for paid premium. The Borrower shall provide the Bank with certificates or binders evidencing insurance coverage pursuant to all renewal or replacement policies of insurance no later than fifteen (15) days before any such existing policy or policies should expire.

         SECTION 10.7. LICENSES. The Borrower possesses adequate franchises, licenses and permits to own its properties and to carry on its business as presently conducted.

         SECTION 10.8. ADVERSE AGREEMENTS. The Borrower and the Guarantor are not parties to any agreement or instrument, nor subject to any charter or other restriction, materially and adversely affecting the business, properties, assets, or operations of the Borrower or the Guarantor or its/their condition (financial or otherwise), and the Borrower and the Guarantor are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which they are a party, which default would constitute a Material Adverse Change.

         SECTION 10.9. DEFAULT OR EVENT OF DEFAULT. No Default or Event of Default hereunder has occurred or is continuing or will occur as a result of the giving effect hereto.

         SECTION 10.10. EMPLOYEE BENEFIT PLANS. Each employee benefit plan as to which the Borrower or Guarantor may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) no Reportable Event (as defined in ERISA) has occurred with respect to any such plan, (ii) the Borrower and/or Guarantor has not withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

         SECTION 10.11. INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 10.12. PUBLIC UTILITY HOLDING COMPANY ACT. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 10.13. REGULATIONS X, T AND U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System), and none of the proceeds of the Loans will be used for the purpose of purchasing or carrying such margin stock.

         SECTION 10.14. LOCATION OF OFFICES, RECORDS, EQUIPMENT AND INVENTORY. The chief place of business of the Borrower, and the office where the Borrower keeps all of its records concerning the Collateral, is 400 East Kaliste Saloom Road, Suite 3000, Lafayette, LA 70508.

         SECTION 10.15. INFORMATION. All information heretofore or contemporaneously herewith furnished by the Borrower and the Guarantor to the Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of the Borrower and the Guarantor to the Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

         SECTION 10.16. ENVIRONMENTAL MATTERS. Except as previously disclosed to Bank in writing or as could not reasonably be expected to result in a Material Adverse Effect:

         (a) Borrower is in compliance with all applicable Environmental Laws;

         (b) Borrower has obtained all consents and permits required under all applicable Environmental Laws to operate its business as presently conducted or as proposed to be conducted and all such consents and permits are in full force and effect and Borrower is in compliance with all terms and conditions of such approvals;

         (c) Neither Borrower nor any of the present property or operations of Borrower is subject to any order from or agreement with any Governmental Authority or private party respecting (i) failure to comply with any Environmental Law or any Remedial Action or (ii) any Environmental Liabilities arising from the Release or threatened Release except those orders and agreements with which Borrower has complied;

         (d) None of the operations of Borrower is subject to any judicial or administrative proceeding alleging a violation of, or liability under, any Environmental Law;

         (e) None of the operations of Borrower, to its best knowledge after due inquiry, is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release.

         (f) Borrower has not been required to file any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste as defined by 40 CFR Part 261 or any state or local equivalent;

         (g) Borrower has not been required to file any notice under any applicable Environmental Law reporting a Release (other than minor or de minimis Releases);

         (h) There is not now, nor, to the best knowledge of Borrower, has there ever been, on or in any property of Borrower:

                  (i) any unauthorized generation, treatment, recycling, storage or disposal of any hazardous waste as defined by 40 CFR Part 261 or any state or local equivalent,

                  (ii) any underground storage tanks or surface impoundments without proper permits,

                  (iii)    any asbestos - containing material, or

                  (iv) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment;

         (i) There have been no written commitments or agreements involving Borrower from or with any Governmental Authority or any private entity (including, without limitation, the owner of the Mortgaged Properties or any portion thereof) relating to the generation, storage, treatment, presence, Release, or threatened Release on or into any of the properties of Borrower or the environment (including off-site disposal of Hazardous Materials) or any Remedial Action with respect thereto in non-compliance or violation of any Environmental Law;

         (j) Borrower has not received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release;

         (k) Borrower has no known liability in connection with any material Release or material threatened Release; and

         (l) After due inquiry, no Environmental Lien has attached to any properties of Borrower.

         (m) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Borrower in relation to any properties or facility now or previously owned or leased by Borrower which have not been made available to Bank.

         SECTION 10.17. SOLVENCY OF THE BORROWER AND THE GUARANTOR. The Borrower and the Guarantor are, and after consummation of the transactions contemplated by this Agreement (including the making of the Loans and the issuance of Letters of Credit), and after giving effect to all obligations incurred by the Borrower and the Guarantor in connection herewith, will be, Solvent.

         SECTION 10.18. GOVERNMENTAL REQUIREMENTS. The Collateral is in compliance with all current governmental requirements affecting the said property.

         SECTION 10.19. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Borrower and the Guarantor understand and agree that the Bank is relying upon the above representations and warranties in making the Loans to the Borrower. The Borrower and the Guarantor further agree that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as the Indebtedness shall be paid in full, or until this Agreement shall be terminated, whichever is the last to occur.

                                   ARTICLE XI

                              AFFIRMATIVE COVENANTS

         In addition to the covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by the Borrower, the Borrower and the Guarantor covenant and agree as follows:

         SECTION 11.1. FINANCIAL STATEMENTS; OTHER REPORTING REQUIREMENTS. The Guarantor and/or the Borrower, as the case may be will furnish or cause to be furnished to the Bank:

         (a) as soon as available and in any event within one hundred twenty (120) days following the close of fiscal year of the Guarantor, audited consolidated financial statements of the Guarantor consisting of a balance sheet as at the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by independent certified public accountants of recognized standing acceptable to the Bank,

         (b) as soon as available and in any event within forty-five (45) days following the close of each calendar quarter, interim consolidated financial statements of the Guarantor, consisting of a balance sheet as of the end of such quarter and statements of income and cash flow, certified as true and correct by the Guarantor's chief financial officer as having been prepared in accordance with GAAP consistently applied,

         (c)      upon each submission of the financial statements required by
                  (a) and (b) above, a compliance certificate signed by the chief financial officer of the Borrower in the form attached hereto as Exhibit A, certifying that he has reviewed this Agreement and to the best of his knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof, that all financial covenants in this Agreement have been met, and providing a computation of all financial covenants contained herein, and details of any waivers, amendments, or modifications of any covenant contained in this Agreement, and said certificate shall include a schedule of all Hedging Agreements,

         (d) upon Bank's request, a monthly aging of each the Borrower's accounts receivable and accounts payable, in such form and containing such representations and warranties regarding the accounts as the Bank may reasonably require,

         (e) as soon as available and in any event within thirty (30) days after filing, a copy of Guarantor's and each Borrower's tax returns,

         (f) by February 28th of each year, a third party engineering report (at Borrower's expense) dated as of the preceding December 31 covering the Mortgaged Properties, in form and substance satisfactory to the Bank,

         (g) as soon as available and in any event within forty five (45) days after the end of each month, the following reports and data: reports of production (attributable to the Mortgaged Properties), commodity prices, sales revenues, operating expenses for the Leases, production taxes, and capital spending reports,

         (h) as soon as available and in any event by August 31st of each year, an internally prepared engineering report covering the Mortgaged Properties and dated as of no earlier than the preceding June 30, in form and content satisfactory to Bank, and

         (i) such other financial information or other information concerning the Borrower and the Guarantor as the Bank may reasonably request from time to time.

         SECTION 11.2. NOTICE OF DEFAULT; LITIGATION; ERISA MATTERS. The Borrower will give written notice to the Bank as soon as reasonably possible and in no event more than five (5) Business Days of (i) the occurrence of any Default or Event of Default hereunder of which it has knowledge, (ii) the filing of any actions, suits or proceedings against the Borrower in any court or before any governmental authority or tribunal of which they have knowledge, which could cause a Material Adverse Change with respect to the Borrower and/or the Guarantor, (iii) the occurrence of a reportable event under, or the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability, or (iv) the occurrence of any other action, event or condition of any nature of which they have knowledge which may cause, or lead to, or result in, any Material Adverse Change to the Borrower and/or the Guarantor.

         SECTION 11.3. MAINTENANCE OF EXISTENCE, PROPERTIES AND LIENS. Except for the anticipated reorganization of the Borrower in which (a) PE-LA. will be merged into PEO, (b) PEO will be the survivor, (c) PEO will be the owner of all Mortgaged Properties, and (d) the Guarantor will be the sole member of PEO, which reorganization is subject to the Bank's prior written approval, the Borrower and the Guarantor will (i) continue to engage in the business presently being operated by each of them; (ii) maintain their existence and good standing in each jurisdiction in which they are required to be qualified; (iii) keep and maintain all franchises, licenses and properties necessary in the conduct of their business in good order and condition; (iv) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of their business or the operation of their properties or assets; and (v) the Borrower will maintain in favor of the Bank a first perfected lien and security interest in the Collateral, subject only to Permitted Encumbrances.

         SECTION 11.4. TAXES. Each of the Borrower and the Guarantor shall pay or cause to be paid when due, all taxes, local and special assessments, and governmental and other charges of every type and description, that may from time to time be imposed, assessed and levied against it or its properties. The Borrower and the Guarantor further agree to furnish the Bank with evidence that such taxes, assessments, and governmental and other charges due by the Borrower and the Guarantor have been paid in full and in a timely manner. The Borrower and/or the Guarantor may withhold any such payment or elect to contest any lien if the Borrower and/or the Guarantor are in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as the Bank's interest in the Collateral is not jeopardized.

         SECTION 11.5. PERFORMANCE OF LOAN DOCUMENTS. The Borrower and the Guarantor shall duly and punctually pay and perform each of its obligations under the Note, under this Agreement (as the same may at any time be amended or modified and in effect) and under each of the Related Documents to which it is a party, in accordance with the terms hereof and thereof.

         SECTION 11.6 COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower shall comply with and shall cause all of its employees, agents, invitees or sublessees to comply with all Environmental Laws with respect to the disposal of Hazardous Materials, and pay immediately when due the cost of removal of any such Hazardous Materials from, and keep its properties free of any lien imposed pursuant to any Environmental Laws.

         The Borrower shall give notice to the Bank as soon as reasonably possible and in no event more than five (5) days after it receives any compliance orders, environmental citations, or other notices from any Governmental Authority relating to any Environmental Liabilities relating to its properties or elsewhere for which it may have legal responsibility with a full description thereof; the Borrower agrees to take any and all reasonable steps, and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or Environmental Laws requiring the Borrower to remove, treat or dispose of such Hazardous Materials at the sole expense of the Borrower, to provide the Bank with satisfactory evidence of such compliance; provided, however, that nothing contained herein shall preclude the Borrower from contesting any such compliance orders or citations if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith, and the Bank's security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

         Regardless of whether any Event of Default hereunder shall have occurred and be continuing, the Borrower (i) releases and waives any present or future claims against the Bank for indemnity or contribution in the event the Borrower becomes liable for any Environmental Lien and/or Remedial Action, and
(ii) agrees to defend, indemnify and hold harmless the Bank from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against the Bank by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from or onto the property of the Borrower of any Hazardous Materials, regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or resulting from, the environmental condition of such property or the applicability of any Environmental Laws relating to hazardous materials (including, without limitation, CERCLA or any so called federal, state or local "super fund" or "super lien" laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of the Bank (the costs and/or liabilities described in (i) and (ii) above being hereinafter referred to as the "Liabilities"). The covenants and indemnities contained in this Section 9.6 shall survive termination of this Agreement.

         SECTION 11.7. FURTHER ASSURANCES. The Borrower and the Guarantor will, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Collateral Documents. Borrower and Guarantor further agree to deliver, and to cause any of its affiliates to deliver, as further security for the Indebtedness, whenever requested by Bank in its sole discretion, such additional collateral documents in form and substance satisfactory to Bank for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any oil and gas properties and interests, together with all associated equipment, production, production proceeds and other real or personal property, hereafter owned or acquired by any Borrower or its affiliates, other than properties owned or held by PetroQuest Oil & Gas, L.L.C., or granted as collateral for the payment of the non-recourse indebtedness permitted by Section 12.5(c) hereof (and which is not previously covered by the Mortgage). Borrower also agrees to deliver, whenever requested by Bank in its sole and absolute discretion, favorable title opinions from legal counsel acceptable to Bank with respect to any Borrower's properties and interests designated by Bank, based upon abstract or record examinations to dates acceptable to Bank and (a) stating that such Borrower has good and defensible title to such properties and interests, free and clear of all liens other than Permitted Encumbrances, (b) confirming that such properties and interests are subject to mortgages in favor of Bank securing the Indebtedness that constitute and create legal, valid and duly perfected first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, and (c) covering such other matters as Bank may request, and further agrees to perform such curative work as required by such opinions and as may reasonably be requested by Bank.

         SECTION 11.8. FINANCIAL COVENANTS. The Borrower and Guarantor shall comply with the following covenants and ratios:

         (a) MINIMUM CURRENT RATIO. The Guarantor shall at all times maintain a minimum Current Ratio of 1.0 to 1.0. For the purposes of this covenant, current accounts will not include the effects, if any, of Hedging Agreements pursuant to SFAS No. 133.

         (b) MINIMUM TANGIBLE NET WORTH. The Guarantor shall at all times maintain a minimum Tangible Net Worth of $35,000,000.00 plus 50% of the Guarantor's consolidated quarterly net income reported after September 30, 2000.

         (c) MINIMUM DEBT SERVICE COVERAGE RATIO. The Guarantor shall maintain at all times a debt service coverage ratio of not less than 1.25 to 1.0. For the purposes of this covenant, the effects, if any, of Hedging Agreements pursuant to SFAS No. 133 will not be included. Debt service coverage shall be calculated based on GAAP as follows: the ratio of (i) Guarantor's consolidated earnings before interest expense, income taxes, depreciation, depletion, amortization, oil and gas asset impairment write-downs, lease impairment expense, uncapitalized discretionary exploration expenses, and gains and losses from the sale of capital assets for the immediately preceding three (3) months, divided by (ii) the sum of Quarterly Reductions for the ensuing quarter being tested, plus any other current maturities of long term debt forecast for such quarter, plus interest expense for the immediately preceding three (3) months, but excluding amounts due under the Bridge Facility.

         SECTION 11.9. OPERATIONS. The Borrower and the Guarantor shall conduct their business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting their properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA of 1974, and other laws applicable to any employee benefit plans which they may have.

         SECTION 11.10. CHANGE OF LOCATION. The Borrower shall, within ten (10) Business Days prior to any such addition or change, notify the Bank in writing of any proposed additions to or changes in the location of its business location(s).

         SECTION 11.11. EMPLOYEE BENEFIT PLANS. So long as this Agreement remains in effect, the Borrower and the Guarantor will maintain each employee benefit plan as to which they may have any liability, in compliance with all applicable requirements of law and regulations

         SECTION 11.12. DEPOSIT AND OPERATING ACCOUNTS. The Borrower will maintain its primary operating and savings accounts with the Bank.

         SECTION 11.13. PRODUCTION PROCEEDS. The Borrower will cause all production proceeds and revenues attributable to the Mortgaged Properties to be paid and deposited in the Borrower's accounts maintained with Bank, and shall not redirect the payment of such proceeds to any other accounts.

         SECTION 11.14. FIELD AUDITS; OTHER INFORMATION. The Borrower shall allow the Bank's employees and agents access to its books and records and properties during normal business hours to perform field audits from time to time. The Borrower shall pay all reasonable costs and expenses associated with such field audits. The Borrower will provide the Bank with such other information as the Bank may reasonably request from time to time.

         SECTION 11.15. INSURANCE. The Borrower shall maintain in effect all insurance required by this Agreement and the Collateral Documents, and the Borrower agrees to comply with the requirements of Section 10.6. above.

         SECTION 11.16. HEDGING AGREEMENTS. So long as there is outstanding indebtedness of Borrower under Facility B, the Borrower and Guarantor agree to maintain Hedging Agreements satisfactory to Bank covering not less than one-third of the production from the Mortgaged Properties as projected in the most recent third party independent engineering report covering Borrower's proved developed producing reserves during the ensuing twelve (12) month period.

         SECTION 11.17. POST-CLOSING TITLE OPINIONS. Within sixty (60) days from the date of this Agreement, the Borrower shall cause its counsel to provide to the Bank, title opinions covering the interest of the Borrower (or either of them) in the following wells and prospects: Valentine Plantation No. 1, Location B (Turtle Bayou Field), Valentine No. 14, CL & F No. 14 (the Krumbaar Sand), OCS-G-00057 No. 10, CL & F No. 6ST, and Southcoast No. 9, in form and substance satisfactory to the Bank and its counsel. In addition, Borrower shall deliver to Bank title opinions covering the Ship Shoal Interests upon Borrower's acquisition thereof, in form and substance satisfactory to Bank and its counsel. Further, if required by Bank and its counsel, Borrower agrees that it shall execute any necessary supplement to the Mortgage to encumber any of the Borrower's interests affected by the required post-closing title opinions. The Borrower's failure to comply with this covenant and/or the delivery of one or more title opinions pursuant to this covenant that are unacceptable to the Bank and its counsel, shall cause an immediate redetermination of the Borrowing Base Amount by Bank in its sole discretion. This redetermination will be in addition to all other redetermination rights of Bank set forth in this Agreement.

         SECTION 11.18. SHIP SHOAL INTERESTS. On or before December 29, 2000, the Borrower shall have closed the Bridge Facility and acquired the Ship Shoal Interests. In the event the Borrower does not timely close the Bridge Facility and acquire the Ship Shoal Interests, the Bank shall be entitled to immediately redetermine the Borrowing Base Amount. This redetermination will be in addition to all other redetermination rights of Bank set forth in this Agreement.

         SECTION 11.19. POST-CLOSING OPINION BY BORROWER'S COUNSEL. Within thirty-one (31) days from the date of this Agreement, Borrower shall cause its counsel to issue an opinion letter to Bank confirming that the Mortgage (and all related financing statements) have been properly filed and recorded, which opinion letter must be acceptable to Bank and its counsel.

         SECTION 11.20. NOTICE OF ISSUANCE OF ANY PERMITTED JUNIOR SECURITIES. Borrower agrees to give Bank written notice prior to either Borrower's issuance of Permitted Junior Securities (as defined in the Subordination Agreement) to EnCap or any of its affiliates.

                                   ARTICLE XII

                               NEGATIVE COVENANTS

         In addition to the negative covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by the Borrower and the Guarantor, as the case may be, the Borrower and the Guarantor covenant and agree as follows:

         SECTION 12.1. LIMITATIONS ON FUNDAMENTAL CHANGES. Except for the anticipated reorganization of the Borrower in which (a) PE-LA. will be merged into PEO, (b) PEO will be the survivor, (c) PEO will be the owner of all Mortgaged Properties, and (d) the Guarantor will be the sole member of PEO, which reorganization is subject to the Bank's prior written approval, the Borrower and the Guarantor shall not change the nature of their business, grant credit terms to its customers on terms different than those presently granted to customers, or form any Subsidiary without the prior written consent of the Bank, nor shall the Borrower or Guarantor enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution). Notwithstanding the foregoing, Bank acknowledges that the Guarantor recently formed PetroQuest Oil & Gas, L.L.C., a Louisiana limited liability company, as a Subsidiary.

         SECTION 12.2. DISPOSITION OF ASSETS. The Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of, any of its property or assets (whether now owned or hereafter acquired) outside of the ordinary course of business in excess of $500,000.00 in the aggregate between any two scheduled semi-annual Borrowing Base Amount redeterminations.

         SECTION 12.3. REPURCHASE OF CAPITAL STOCK; RESTRICTED PAYMENTS. The Borrower shall not (i) repurchase or redeem any of membership interest and/or capital stock or (ii) declare or pay (or set aside reserves for payment of) any dividends or distributions, in excess of 50% of Guarantor's consolidated net income during the most recent fiscal quarter, without the prior written consent of the Bank.

         SECTION 12.4. ENCUMBRANCES. The Borrower shall not create, incur, assume or permit to exist any Encumbrances on any of its property now owned or hereafter acquired, except for the following (hereinafter referred to as the "Permitted Encumbrances"):

         (a) Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor;

         (b) Encumbrances of landlords, vendors, carriers, warehousemen, mechanics, laborers and materialmen arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

         (c) Inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement;

         (d) The Collateral Documents and any other Encumbrances in favor of the Bank to secure the Indebtedness of the Borrower to the Bank;

         (e) Encumbrances in favor of EnCap, provided such Encumbrances are subordinated in favor of Bank pursuant to the Subordination Agreement;

         (f) Encumbrances granted prior to the date of this Agreement to secure non-recourse Debt, and/or Encumbrances granted after the date of this Agreement to secure non-recourse Debt;

         (g) Encumbrances existing as of the date of this Agreement in favor of Hibernia Corporation and/or Hibernia Energy Investment Corporation; and

         (h) Encumbrance evidenced by that certain UCC-1 financing statement by PEO in favor of Linc Monex, recorded with the Secretary of State of Texas under No. 98-215813.

         SECTION 12.5. DEBTS, GUARANTIES AND OTHER OBLIGATIONS. The Borrower will not incur, create, assume or in any manner become or be liable in respect of any indebtedness, guaranties, and/or other obligations, direct or contingent, except for:

         (a)      The Indebtedness to the Bank under this Agreement;

         (b) Trade payables or operating and facility leases from time to time incurred in the ordinary course of business;

         (c) Non-recourse obligations or indebtedness not to exceed $25,000,000.00 at any time outstanding;

         (d) Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefore;

         (e)      The Bridge Facility;

         (f) The outstanding indebtedness (as of the date of this Agreement) owed to Hibernia Corporation and/or Hibernia Energy Investment Corporation; or

         (g) Existing debt (as of the date of this Agreement) of PEO to Linc Monex.

         SECTION 12.6. INVESTMENTS, LOANS AND ADVANCES. The Borrower will not make or permit to remain outstanding any loans or advances to or investments in any Person, except for:

         (a) Investments in direct obligations of the United States of America or any agency thereof; or

         (b) Investments in certificates of deposit issued by national banks.

         SECTION 12.7. OTHER AGREEMENTS. The Borrower and the Guarantor will not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by any of them hereunder or in connection herewith.

         SECTION 12.8. TRANSACTIONS WITH AFFILIATES. The Borrower and the Guarantor will not enter into any agreement with any affiliate except to the extent that such agreements are commercially reasonable which provide for terms which would normally be obtainable in an arm's length transaction with an unrelated third party.

         SECTION 12.9. USE OF REVOLVING LOAN PROCEEDS. The Borrower shall not use any Revolving Loan proceeds to finance investments in marketable securities.

         SECTION 12.10. COMMODITY TRANSACTIONS. The Borrower shall not enter into any speculative commodity transactions of any type or Hedging Agreement relating to the sale of aggregate Hydrocarbons production in excess of seventy-five percent (75%) of the total volume of such production projected in the most recent independent engineering report delivered to Bank pursuant to
Section 11.1(f) or as projected in the most recent internally prepared engineering report delivered to Bank pursuant to Section11.1(h), whichever is more recent, to come from the Borrower's proved developed producing reserves during the term of such Hedging Agreement. Notwithstanding the foregoing, the maximum duration of any permitted Hedging Agreement shall not exceed twenty-four
(24) months. In addition, if Borrower desires to enter into Hedging Agreements affecting new wells, Borrower agrees to obtain Bank's prior written consent to such Hedging Agreements.

                                  ARTICLE XIII

                                EVENTS OF DEFAULT

         SECTION 13.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following shall constitute an Event of Default:

         DEFAULT UNDER THE INDEBTEDNESS. Should the Borrower default in the payment of principal or interest under the Indebtedness of the Borrower, or should the Borrower default in the payment of interest under the Indebtedness of the Borrower within ten (10) days after any such interest payment is due.

         DEFAULT UNDER THIS AGREEMENT. Should the Borrower or the Guarantor violate or fail to comply fully with any of the terms and conditions of, or default under, this Agreement, and such default not be cured within thirty (30) days of the occurrence thereof (provided, however, that no cure period shall be available for a default in the obligation to maintain insurance coverages required hereby).

         DEFAULT UNDER OTHER AGREEMENTS. Should any event of default occur or exist under any of the Related Documents or should the Borrower or the Guarantor violate, or fail to comply fully with, any terms and conditions of any of the Collateral Documents or Related Documents, and such default not be cured within ten days of the occurrence thereof.

         OTHER DEFAULTS IN FAVOR OF THE BANK. Should the Borrower default under any other loan, extension of credit, security agreement, or other obligation in favor of the Bank and fail to cure same in accordance with any applicable cure periods.

         DEFAULT IN FAVOR OF THIRD PARTIES (INCLUDING ENCAP). Should the Borrower or the Guarantor default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person (including, without limitation, EnCap) and fail to cure same in accordance with any applicable cure periods.

         INSOLVENCY. The following occurrences, in addition to the failure or suspension of either the Borrower or the Guarantor, shall constitute an Event of Default hereunder:

         (a) Filing by the Borrower or Guarantor of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by the Borrower or Guarantor consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by the Borrower or Guarantor for, or the appointment by consent or acquiescence of, a receiver or trustee of the Borrower or Guarantor for all or a substantial part of the property of any such Person; the making by the Borrower or Guarantor, of an assignment for the benefit of creditors; the inability of the Borrower or Guarantor or the admission by the Borrower or Guarantor in writing, of its inability to pay its debts as they mature (the term "acquiescence" means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment of a receiver or trustee); or

         (b) Filing of an involuntary petition against the Borrower or Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the insolvency appointment of a receiver or trustee of the Borrower or Guarantor for all or a substantial part of the property of such Person and such appointment remains unvacated or unopposed for a period of sixty (60) days from such appointment, execution or similar process against any substantial part of the property of the

                  Borrower or Guarantor and such warrant remains unbonded or undismissed for a period of sixty (60) days from notice to the Borrower or Guarantor of its issuance.

         DISSOLUTION PROCEEDINGS. Should proceedings for the dissolution or appointment of a liquidator of the Borrower or Guarantor be commenced.

         FALSE STATEMENTS. Should any representation or warranty of either the Borrower or the Guarantor made in connection with the Indebtedness prove to be incorrect or misleading in any material respect when made or reaffirmed.

         MATERIAL ADVERSE CHANGE. Should a Material Adverse Change with respect to either the Borrower or the Guarantor occur at any time and not be cured within ten days of the occurrence thereof.

         Upon the occurrence of an Event of Default, the Revolving Loan Commitment will, at the option of Bank, either terminate or be suspended (including any obligation to make any further Revolving Loans), and, at the Bank's option, the Revolving Note and all Indebtedness of the Borrower will become immediately due and payable, all without notice of any kind to the Borrower or the Guarantor, except that in the case of type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional.

         Upon the occurrence of an Event of Default, the Bank may proceed to realize upon the Collateral under the terms of the Collateral Documents and exercise any other rights which it has by law or contract (which rights shall be cumulative in nature).

         SECTION 13.2. WAIVERS. Except as otherwise provided for in this Agreement and by applicable law, the Borrower and the Guarantor waive (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Bank on which the Borrower or the Guarantor may in any way be liable and hereby ratify and confirm whatever the Bank may do in this regard, (ii) all rights to notice and a hearing prior to the Bank's taking possession or control of, or to the Bank's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Bank to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. The Borrower and the Guarantor acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Collateral Documents, and the transactions evidenced by this Agreement and other Collateral Documents.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         SECTION 14.1. NO WAIVER; MODIFICATION IN WRITING. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No amendment, modification or waiver of any provision of this Agreement or of the Note, nor consent to any departure by the Borrower or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing signed by or on behalf of the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower or the Guarantor in any case shall entitle the Borrower or the Guarantor to any other or further notice or demand in similar or other circumstances.

         SECTION 14.2. ADDRESSES FOR NOTICES. All notices and communications provided for hereunder shall be in writing and, shall be mailed, by certified mail, return receipt requested, or delivered as set forth below unless any person named below shall notify the others in writing of another address, in which case notices and communications shall be mailed, by certified mail, return receipt requested, or delivered to such other address.



           If to the Bank:

                    Hibernia National Bank
                    213 West Vermilion Street
                    Lafayette, LA  70502
                    Attn:  Mr. David Reid

           If to the Borrower:

                    PetroQuest Energy One, Inc.
                    PetroQuest Energy, Inc.
                    400 East Kaliste Saloom Road.
                    Suite 3000
                    Lafayette, LA  70508
                    Attn: Chief Financial Officer

           If to Guarantor:

                    PetroQuest Energy, Inc.
                    400 East Kaliste Saloom Road
                    Suite 3000
                    Lafayette, LA  70508
                    Attn: Chief Financial Officer

         SECTION 14.3. FEES AND EXPENSES. The Borrower agrees to pay all fees, costs and expenses of the Bank in connection with the preparation, execution and delivery of this Agreement, and all Related Documents to be executed in connection herewith and subsequent modifications or amendments to any of the foregoing, including without limitation, the reasonable fees and disbursements of counsel to the Bank, and to pay all costs and expenses of the Bank in connection with the enforcement of this Agreement, the Revolving Note or the other Related Documents, including reasonable legal fees and disbursements arising in connection therewith. The Borrower also agrees to pay, and to save the Bank harmless from any delay in paying stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Revolving Note, the other Related Documents, or any modification thereof.

         SECTION 14.4. SECURITY INTEREST AND RIGHT OF SET-OFF. The Bank shall have a continuing security interest in, as well as the right to set-off the obligations of the Borrower hereunder against, all funds which the Borrower may maintain on deposit with the Bank (with the exception of funds deposited in the Borrower's accounts in trust for third parties or funds deposited in pension accounts, IRA's, Keogh accounts and All Saver Certificates), and the Bank shall have a lien upon and a security interest in all property of the Borrower in the Bank's possession or control which shall secure the Indebtedness of the Borrower.

         SECTION 14.5. WAIVER OF MARSHALING. The Borrower and the Guarantor shall not at any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and the Borrower and the Guarantor expressly agree that the Bank may execute or foreclose upon the Collateral in such order and manner as the Bank, in its sole discretion, deems appropriate.

         SECTION 14.6. GOVERNING LAW. This Agreement and the Revolving Note shall be deemed to be contracts made under the laws of the State of Louisiana and for all purposes shall be construed in accordance with the laws of said State.

         SECTION 14.7. CONSENT TO LOAN PARTICIPATION. The Borrower and the Guarantor agree and consent to the Bank's sale or transfer, whether now or later, of one or more participation interests in the Indebtedness of the Borrower arising pursuant to this Agreement to one or more purchasers, whether related or unrelated to the Bank. The Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge the Bank may have about the Borrower and the Guarantor or about any other matter relating to such Indebtedness, and the Borrower and the Guarantor hereby waive any rights to privacy they may have with respect to such matters. The Borrower and the Guarantor also agree that the purchasers of any such participation interest will be considered as the absolute owners of such interests in such Indebtedness.

         SECTION 14.8. CONSENT TO SYNDICATION. The Borrower and the Guarantor understand and acknowledge that Bank intends to syndicate the Loans to one or more lending institutions. The Borrower and the Guarantor consent to Bank's distribution to interested lending institutions of all financial information and other data in Bank's possession concerning Borrower and/or Guarantor, including data prepared by or for Borrower and/or Guarantor, so that the interested lending institution(s) may evaluate the Loans and the Collateral. The Bank will provide notice to the Borrower of the lending institutions that are distributed financial data by Bank concerning Borrower and/or Guarantor. The Borrower and the Guarantor agree to enter into an amendment of this Agreement and any of the Related Documents in order to facilitate such syndication. Further, to the extent necessary or desirable by Bank, the Borrower and the Guarantor agree and understand that the Collateral Documents may be in favor of the "Bank as Agent" in order to accomplish such syndication.

         SECTION 14.9. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. (a) THE BORROWER, THE GUARANTOR, AND THE BANK HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER, THE GUARANTOR, AND THE BANK MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (i) THE REVOLVING NOTE, (ii) THIS AGREEMENT, (iii) THE COLLATERAL DOCUMENTS OR (iv) THE COLLATERAL. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE BORROWER, THE GUARANTOR, AND THE BANK, AND THE BORROWER, THE GUARANTOR, AND THE BANK HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER, THE GUARANTOR, AND THE BANK EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

         (b) THE BORROWER AND THE GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE STATE COURTS OF LOUISIANA AND THE FEDERAL COURTS IN LOUISIANA AND AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR BROUGHT TO ENFORCE THE PROVISIONS OF THE NOTE, THIS AGREEMENT AND/OR THE COLLATERAL DOCUMENTS MAY BE BROUGHT IN ANY COURT HAVING SUBJECT MATTER JURISDICTION.

         SECTION 14.10. SEVERABILITY. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

         SECTION 14.11. HEADINGS. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                BORROWER:

                                PETROQUEST ENERGY ONE, L.L.C.,
                                A LOUISIANA LIMITED LIABILITY COMPANY

                                By: PetroQuest Energy, Inc.,
                                     a Louisiana corporation, as sole member

                                By: /s/ Charles T. Goodson
                                    --------------------------------------------
                                    Name:  Charles T. Goodson
                                    Title: Chairman of the Board and Chief
                                           Executive Officer


                                PETROQUEST ENERGY, INC.,
                                A LOUISIANA CORPORATION

                                By: /s/ Charles T. Goodson
                                    --------------------------------------------
                                    Name:  Charles T. Goodson
                                    Title: Chairman of the Board and Chief
                                           Executive Officer

                                GUARANTOR:

                                PETROQUEST ENERGY, INC.
                                A DELAWARE CORPORATION

                                By: /s/ Charles T. Goodson
                                    --------------------------------------------
                                    Name:  Charles T. Goodson
                                    Title: Chairman of the Board and Chief
                                           Executive Officer

                                BANK:

                                HIBERNIA NATIONAL BANK

                                By: /s/ David R. Reid
                                   ---------------------------------------------
                                    Name:  David R. Reid
                                    Title: Senior Vice President